
                                     Four          Eleven
                                    Months         Months
                                   January 1,     April 28,
                                     1993           1993                                              Six Months Ended September 30,
                                   through         through     Year Ended March 31,     Pro Forma     ------------------------------
                                   April 27,      March 31,    --------------------     March 31,                        Pro Forma
                                     1993           1994        1995    1995    1997       1997        1996      1997       1997
                                   ---------      ---------    ------  ------  ------   ---------     ------    ------   ----------
Fixed Charges:
 Interest expense(income),net        $ 10          $ 235       $ 126   $(197)  $1,319    $10,563      $ 250     $2,647   $5,299

Earnings:
 Income(loss) before income taxes    (417)          (591)      3,416   8,030    6,841      1,956      3,371      4,425    3,378
 Add back fixed charges                10            235         126    (197)   1,319     10,563        250      2,647    5,299
                                     ----           ----       -----   -----    -----     ------      -----      -----    -----
                                     (407)          (356)      3,542   7,833    8,160     12,519      3,621      7,072    8,677

Ratio of earnings to fixed charges(1)   -              -       28.1x       -     6.2x       1.2x      14.5x       2.7x     1.6x



(1) For the Four Months January 1, 1993 through April 27, 1993 and the Eleven Months April 28, through March 31, 1994, earnings were insufficient to cover fixed charges by $167,000 and $207,000, respectively. In fiscal year 1996, the Company did not incur fuxed charges.